Emerge Capital Corp. Announces Sale of Its Real Estate Subsidiary, Lehigh Acquisition Corp., for $5.28 Million; Sale Expected to Book Gain of $1.1 Million in First Quarter of '06 for Emerge Capital

HOUSTON, Feb 09, 2006 (BUSINESS WIRE) -- Emerge Capital Corp. (OTCBB: EMGC) announces today the sale of its real estate subsidiary, Lehigh Acquisition Corp., for $5.28 million. Emerge Capital expects to book a $1.1 million gain on the sale (1st Quarter '06), subject to review of the sale by its independent accounting firm. Tim Connolly, CEO of Emerge Capital Corp., commented, "The sale of Lehigh results in the elimination of assumed debt and other liabilities in excess of $5 million. This sale will allow us to focus our efforts and capital resources on our primary mission of providing restructuring strategies, turnaround management, and merchant banking services for institutional funds and micro-cap public companies. We are pleased to announce this sale with such a positive result."

Emerge Capital Corp. provides business restructuring, turnaround management, and advisory services for emerging and re-emerging public and private companies through its wholly owned operating subsidiary, Corporate Strategies Inc. (CSI). CSI helps micro-cap public companies accelerate growth and provides working capital, management restructuring and turnaround expertise, and in select cases, makes direct investments in our client companies. CSI markets its turnaround services to hedge funds, institutional investors and banks that have significant exposure in troubled micro-cap public companies. Typically, these companies are in operational or financial difficulty, may be in default of lending or equity agreements, and may be facing bankruptcy or liquidation if their operations are not turned around. CSI is compensated with cash payments on a monthly or quarterly basis, and the most significant part of our compensation is in outright grants of equity in the form of common stock, and/or warrants for purchasing common stock. We believe this compensation plan aligns our interests with the client company and its shareholders because our ultimate compensation is determined by successfully increasing shareholder value. This performance-based arrangement clearly demonstrates that our interests are consistent with the goals of our clients, their shareholders and the shareholders of Emerge Capital Corp.

All statements included in this press release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors could cause actual results to differ materially from the expectations that are disclosed in this press release. While Emerge Capital Corp./Corporate Strategies Inc. believes its forecasting assumptions are reasonable, there are factors that are hard to predict, and influenced by economic and other conditions that are beyond Emerge Capital Corp./Corporate Strategies Inc.'s control. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements, some are detailed in Emerge Capital Corp./Corporate Strategies Inc.'s filings with the Securities and Exchange Commission.

SOURCE: Emerge Capital Corp./Corporate Strategies Inc.

CONTACT: Emerge Capital Corp./Corporate Strategies Inc.
Darla Blaha, 713-621-2737
news@corporate-strategies.net